EXHIBIT 21.1


SUBSIDIARIES OF TRUMP'S CASTLE HOTEL & CASINO, INC.:

     Trump's Castle Associates, L.P.

     Trump's Castle Funding, Inc.



  SUBSIDIARIES OF TRUMP'S CASTLE ASSOCIATES, L.P.:

     Trump's Castle Funding, Inc.



  SUBSIDIARIES OF TRUMP'S CASTLE FUNDING, INC.:

     None